                                  Exhibit 99.5

[LOGO] Century Business Services, Inc.                             Press release




FOR IMMEDIATE RELEASE               CONTACT:  DAN CLARK
                                              VICE PRESIDENT CORPORATE RELATIONS
                                              CLEVELAND, OHIO
                                              (216) 447-9000

             CENTURY BUSINESS SERVICES INCREASES BANK LINE OF CREDIT
                          AND FILES SHELF REGISTRATION
                 FOR 15 MILLION SHARES OF STOCK FOR ACQUISITIONS

    TRANSACTIONS SUPPORT EXPANSION OF NATIONAL STRATEGIC ACQUISITION PROGRAM

Cleveland, Ohio (June 21, 1999)--Century Business Services, Inc. (NASDAQ:CBIZ) ("CBIZ"), announced today that it has agreed to a term sheet with Banc of America Securities, LLC, subject to definitive agreement, to arrange an increase in its revolving credit facility from $100 million to $200 million, with an option for an additional $50 million. The increased bank line was entered into by CBIZ with the view of using a somewhat larger cash component for the acquisition cost of companies that meet Century's national build-out criteria. CBIZ has also filed an S-4 shelf registration statement with the Securities and Exchange Commission for 15 million new shares of common stock to be used for suitable accretive acquisitions.

In late 1998, CBIZ intentionally cut back on its rapid acquisition program of 1997 and 1998 and set out to strengthen and realign the Company's management team and infrastructure to focus on its internal growth and cross-serving program, which was officially launched in January 1999. This program is beginning to show meaningful results. The Company reported over 15% internal growth for the 1st quarter of 1999 and expects this number to gradually increase over the next several quarters.

CBIZ also recruited top operating executives to focus on "CREATING THE POWER OF ONE"--developing synergies from the integration of its member companies--throughout the Company's operations and added seasoned executives to spearhead CBIZ's high-tech Internet, intranet, and e-commerce operations through its CBIZ Interactive division. This division was established in May to position CBIZ for automated services and product distribution throughout its large network of business customers.

Another key element to the creation of a single, nationally recognized organization has been Century's recently announced "CBIZ" branding campaign and its new tagline, "Your business just got easier." The combination of this initiative with the Company's local trusted advisor relationships is designed to make the whole of CBIZ greater than the sum of its individual parts, "CREATING THE POWER OF ONE."


                            Exhibit 99.5 Page 1 of 2

       6480 Rockside Woods Blvd. South, Suite 330 - Cleveland, Ohio 44131
                  Phone: (216) 447-9000 - Fax: (216) 447-9007

                                  Exhibit 99.5

After eight months, all of these programs and initiatives are in place and are starting to produce intended results. CBIZ's operations are now better streamlined under its management team, allowing CBIZ to keep growing through increased internal growth complemented by strategic acquisitions.

With these programs and initiatives on track, CBIZ is now in a position to accelerate the negotiation and completion process for acquisitions. The Company's large pipeline of potential acquisition candidates will continue to be held to the growth and profit margin criteria originally established, making acquisitions substantially accretive to earnings per share. CBIZ will continue to focus on strategic acquisitions that strengthen its existing BIZ Center market locations, distribute products and services nationwide, or add to its technical, web-enabled, and e-commerce initiatives.

Michael G. DeGroote, Chairman and Chief Executive Officer, stated, "After 1997's and 1998's hectic acquisition pace and several months spent positioning the Company's executive team, we are poised to speed up our selective and accretive acquisition program and continue to build out our national `CBIZ' branded network. With an executive team headed up by our new President and COO, Fred Winkler, focusing on internal growth, we have come a long way in `creating the power of one' for CBIZ."

Fred Winkler, President and Chief Operating Officer, stated, "I've never seen a more excited, diligent, and able team of executives than the management team we've assembled at CBIZ. They possess a strong commitment and determination to make CBIZ the leading provider of outsourcing business services to small and mid-sized businesses across the nation. I look forward to building continued growth, both internally and through our strong strategic acquisition program."

Recently ranked the seventh-largest accounting company in the country by Accounting Today magazine, Century Business Services, Inc. is a leading provider of outsourced business services to small and medium-sized companies throughout the United States. The Company provides integrated services in the following areas: accounting, advisory, tax, and valuation; benefits administration and insurance; human resources and payroll; performance consulting; specialty insurance; and information technology through its CBIZ Interactive division. These services are provided throughout a network of more than 200 Company offices in 36 states, as well as through its subsidiary, Century Small Business Solutions, a franchisor of accounting services with 650 franchisee offices in 47 states. The Company services approximately 110,000 business clients, of which approximately 54,000 are serviced through the Century Small Business Solutions franchisee network. Management estimates that its clients employ more than 2.4 million employees, including 400,000 employed by clients of the Century Small Business Solutions network.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, the Company's ability to integrate its newly acquired operations effectively with its existing businesses; the Company's ability to locate and acquire other businesses in furtherance of its aggressive growth strategy; the Company's ability to adequately estimate its liability reserves for its insurance businesses; the possibility of market reverses in its investment portfolios; competitive pricing pressures; general business and economic conditions; and changes in governmental regulation affecting its insurance business or tax law changes affecting its business services operations, which are described in further detail in the Company's filings with the Securities and Exchange Commission.

       For further information regarding CENTURY BUSINESS SERVICES, INC., call our Investor Relations Office at (216) 447-9000.


                            Exhibit 99.5 Page 2 of 2

       6480 Rockside Woods Blvd. South, Suite 330 - Cleveland, Ohio 44131
                  Phone: (216) 447-9000 - Fax: (216) 447-9007